Supplement to Exhibit 99.2

Directors And Executive Officers Of Citadel Investment Group II, L.L.C.

The name, business address, title, present principal occupation or employment and citizenship of the sole executive officer of Citadel Investment Group II, L.L.C. ("CIG-II") is set forth below. The business address of such officer is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. CIG-II has no directors.

Name	Title and Present Principal Occupation	Citizenship
Kenneth Griffin	President and Chief Executive Officer of CIG-II	United States
Gerald A. Beeson	Chief Financial Officer and Treasurer of CIG-II	United States

Directors And Executive Officers Of Citadel Advisors LLC

The name, business address, title, present principal occupation or employment and citizenship of the sole executive officer of Citadel Advisors LLC ("Citadel Advisors") is set forth below. The business address of such officer is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Citadel Advisors has no directors.

Name	Title and Present Principal Occupation	Citizenship
Gerald A. Beeson	Chief Financial Officer and Treasurer of Citadel Advisors	United States
Adam C. Cooper	Secretary of Citadel Advisors	United States